Exhibit 10.1

16 SOUTH PENNSYLVANIA AVENUE • P. O. BOX 754 • OKLAHOMA CITY, OK 73101 • PHONE (405) 235-4546 • FAX (405) 236-1209

June 30, 2017

Mr. Jack E. Golsen

Executive Chairman

LSB Industries, Inc.

16 South Pennsylvania

Oklahoma City, OK 73107

Dear Jack:

You have informed the board of directors (the “Board”) of LSB Industries, Inc. (the “Company”) of your election to retire as Executive Chairman effective December 31, 2017. The Company wishes to acknowledge your role in founding and building the Company and thank you for your significant contribution to the Company, its employees and shareholders. This letter agreement (this “Agreement”) will memorialize our agreement for your continued services and contributions to the Company.

In order to formalize your retirement, the Company is hereby addressing that certain Employment Agreement, by and between you and the Company, dated as of March 21, 1996, as amended on April 29, 2003, May 12, 2005, December 17, 2008 and January 1, 2015 (collectively, the “Employment Agreement”), which Employment Agreement shall remain in full force and effect in accordance with its terms until the Retirement Date.

1. Retirement Date. In accordance with the terms and conditions set forth in Section 1 of the Employment Agreement, the Board will not extend the Initial Term of your employment (as defined in the Employment Agreement) beyond December 31, 2017, representing the last day of the Initial Term. Accordingly, your employment with the Company as Executive Chairman of the Board shall terminate effective December 31, 2017 (the “Retirement Date”).

2. Term. The term of this Agreement (the “Term”) shall commence on January 1, 2018 and end upon the earlier of (i) your death or (ii) a Change in Control (as defined in the Company’s 2016 Long Term Incentive Plan); provided, however, in the event of sub-section (ii) above, you have been paid the full amount of the Severance Payment pursuant to Section 7 hereof.

3. Chairman Emeritus. You currently serve as a director of the Company and will continue to serve as a director of the Company for the remainder of your current term, ending at the annual meeting of stockholders in 2019. Following the Retirement Date, you will also serve as Chairman Emeritus of the Board for as long as you are willing and able, in your sole discretion. In such role, you will have the duties and responsibilities customarily associated with the position of a Chairman Emeritus, subject to such duties and responsibilities being acceptable to you, which acceptance will not be unreasonably withheld. During your term as Chairman Emeritus, you will make reasonable efforts to attend Board meetings and you will continue to use reasonable efforts to abide by the policies of the Company that are in effect for all members of the Board of Directors, whether now existing or hereafter in effect, including, but not limited to, the Company’s Code of Business Conduct and the Company’s insider trading policies.

4. Compensation. Beginning on January 1, 2018, in consideration of your service to the Company, including as Chairman Emeritus of the Board, you will receive an annual cash retainer in the amount of $480,000 (the “Retainer Payment”) during the Term, which shall be payable in arrears not later than the 15th day following the end of each calendar quarter. You will be reimbursed for all reasonable and documented business expenses incurred as Chairman Emeritus (including expenses incurred in connection with your attendance at Board meetings) in accordance with the Company’s policies.

5. Medical Benefits. In connection with your retirement, (i) pursuant to Section 4(e) of the Employment Agreement, subject to your timely election of COBRA continuation coverage, the Company will provide you with continued participation in the Company’s medical, dental and vision plans for 18 months following the Retirement Date (the “Continuation Period”), and the Company will reimburse you for the cost of any premiums for such coverage on an after-tax basis on the last business day of each month during the Continuation Period and (ii) following the Continuation Period, the Company will reimburse you for the cost of coverage under Medicare Part B and D medical insurance until your death.

6. Fringe Benefits. The Company will continue to (i) provide you with an allowance for a vehicle and driver, for a total amount of $1,800 per month; (ii) pay for or reimburse you for your country club and/or Petroleum Club dues, for a total amount of $540 per month; (iii) provide you with the use of a cell phone, house phone, internet and/or fax, for a total amount of $600 per month; and (iv) provide you with an office space allowance, for a total amount of $1,500 per month, with the understanding that you will be vacating your current office on or prior to your Retirement Date.

7. Severance Payment and Lump Sum Payment on Change in Control. Effective as of the Retirement Date, the Severance Agreement, dated January 17, 1989, between you and the Company, as amended and in effect as of the date of this Agreement (the “Severance Agreement”), shall terminate and cease to be of any further force or effect (except as otherwise specifically provided herein). In consideration of your services to the Company, including as Chairman Emeritus of the Board, the Company will provide you with a one-time cash payment equal to $2,320,000 (less any withholding required under applicable law), upon the consummation of a Change of Control (as defined in Section 2 hereof) (provided that such Change of Control also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Internal Revenue Code) prior to your death, provided that you execute and do not revoke a release of claims substantially in the form of Exhibit A attached hereto in favor of the Company and its subsidiaries, which release of claims is reasonably acceptable to you.

8. Disability. In the event that you become disabled (as defined in the Employment Agreement) prior to the Retirement Date, this Agreement shall become null and void and your rights shall be governed by the terms of the Employment Agreement, the Severance Agreement and such other agreements in effect as of the date you claim a disability.

9. Board Representation and Standstill Agreement and Indemnification Agreement. Notwithstanding anything herein to the contrary, the Board Representation and Standstill Agreement, dated December 4, 2005, between the Company, LSB Funding, you and numerous other parties (“Board Representation Agreement”) shall remain in full force and effect and not be effected or amended by this Agreement. Further, notwithstanding anything herein to the contrary, all indemnification agreements provided by the Company to you or contained in the Company’s Certificate of Incorporation or Bylaws shall remain in full force and effect and not be affected or amended by this Agreement.

10. Death Benefit Agreement. The Death Benefit Agreement, dated May 12, 2005, between the Company and you (the “Death Benefit Agreement”) shall remain in full force and effect in accordance with its terms and nothing contained herein shall be deemed to amend or otherwise modify any of the terms and conditions of the Death Benefit Agreement.

11. No Offset. The parties agree that any payments and obligation to be made or performed by the Company under this Agreement shall not be subject to setoff, counterclaims, recoupment, defense or any other right which the Company may have against you for any reason whatsoever.

12. Counterpart. This Agreement may be executed in two or more counterparts with the same effect as if the signature to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

13. Governing Law and Entire Agreement. This Agreement shall be governed by the laws of the State of Oklahoma. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended except in writing signed by all the parties to this Agreement.

Should you have any questions regarding the foregoing, please contact me at (405) 510-3596 or at mfoster@lsbindustries.com.

[Signature Page Follows]

Sincerely, LSB INDUSTRIES, INC.

By:
Name: Michael J. Foster Title: Senior Vice President, General Counsel & Secretary

AGREED AND ACCEPTED

as of this              day of                  2017:

Jack E. Golsen

EXHIBIT “A”

GENERAL RELEASE

NOTICE. Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor, including the Equal Employment Opportunity Commission, and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

This General Release is being provided to you in connection with that certain Letter Agreement dated June 30, 2017 (the “Agreement”) concerning your retirement from the Company. In accordance with Section 7 the Agreement, this General Release will not take effect unless and until the Company pays to you the one-time cash payment of $2,320,000 (less any withholding required under applicable law), upon the consummation of a Change of Control (as defined in the Company’s 2016 Long Term Incentive Plan) (provided that such Change of Control also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Internal Revenue Code) prior to your death.

The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package. You have until the close of business twenty-one (21) days from the date you receive this General Release to make your decision. You may not sign this General Release until, at the earliest, your official date of separation from employment.

BEFORE EXECUTING THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not accept the severance package and sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package set forth in the Agreement. Any revocation must be in writing and must be received by LSB Industries, Inc., 16 South Pennsylvania Avenue, P.O. Box 754, Oklahoma City,

OK 73107, Attn: General Counsel within the seven-day period following your execution of this General Release.

GENERAL RELEASE

In consideration of paragraph 7 of the June 30, 2017 Letter Agreement between the Company and you and the payment to you of a one-time cash payment equal to $2,320,000.00 by LSB Industries, Inc., the receipt of which is hereby acknowledged, I hereby release and discharge LSB Industries, Inc. and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims, provided that nothing contained in this General Release shall constitute a release of the Company from any obligations it may have to the undersigned (a) under the continuing obligations under Letter Agreement, Death Benefit Agreement, and Board Representation and Standstill Agreement and Indemnification Agreement (all as defined in the Letter Agreement), or any other written agreement between the undersigned and the Company in effect as of the Date of Termination; (b) relating to any employee benefit plan, stock option plan, stock option agreement, or ownership of the Company’s stock or debt securities; or (c) relating to any rights of indemnification and/or defense under the Company’s certificate of incorporation, bylaws, or coverage under officers and directors insurance.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release.

I have carefully reviewed and fully understand all the provisions of the Agreement and General Release, including the foregoing Notice. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

Except as noted above, the Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Company with respect to this subject. I understand that my receipt and retention of the cash payment under Section 7 of the Agreement is contingent on my execution of this General Release. I acknowledge that the Company gave me twenty-one (21) days to consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Agreement in exchange for this General Release. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Agreement and General Release prior to signing those documents.

Dated this              day of                                     , 201    .

Jack E. Golsen